UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Wheeler Road, Burlington MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 221-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2010, the compensation committee of our board of directors acted with respect to several matters relating to the compensation of our officers and directors.  The actions described below were approved by the compensation committee, except that the fiscal 2011 executive annual incentive bonus plan for Mark Fusco, our chief executive officer, was approved by the board, upon recommendation of the compensation committee.

Bonuses under the Executive Annual Incentive Bonus Plan for Fiscal 2010

Bonuses for performance under our Executive Annual Incentive Bonus Plan FY2010 were approved for our named executive officers as follows:

Named Executive Officer	Year End Cash Payment($)	Discretionary Cash Payment($)	Total Cash Payment($)
Mark E. Fusco	$586,250	$196,000	$782,250
Mark P. Sullivan	131,250	49,000	180,250
Antonio J. Pietri	230,313	77,000	307,313
Manolis E. Kotzabasakis	217,750	72,800	290,550
Frederic G. Hammond	117,250	39,200	156,450

The amounts reflected under “Year End Cash Payment” were awarded for our financial performance based on global license bookings and cash from operations for fiscal 2010, as well as individual performance objectives.  The targets for global license bookings and cash from operations were weighted at 65% and 35%, respectively, for purposes of determining each executive’s bonus.

In addition to awards based on the performance metrics established under the plan, employees may receive discretionary awards pursuant to the plan.  The amounts the compensation committee awarded are reflected under “Discretionary Cash Payments” in the above table.

Executive Annual Incentive Bonus Plans for Fiscal 2011

An Executive Annual Incentive Bonus Plan FY11 was approved for each of our executive officers and certain other members of senior management.  Each such plan is identical in form, except for the amount of the executive’s target awards and individual performance goals.

The purpose of these plans is to motivate and reward performance for the achievement of certain corporate and individual objectives for fiscal 2011.  Payments under each plan are based upon the achievement of certain performance metrics established by the board of directors and the executive’s individual performance.  Under each plan, we must achieve target global license bookings and cash flow from operations amounts. These targets are weighted at 65% and 35%, respectively, for purposes of determining each eligible executive’s bonus.  In order for any bonus to be payable under a plan, we must achieve at least 70% of the specified metrics.  Each metric is measured and funded independently.  The executive must also achieve individual performance objectives approved by our chief executive officer or the compensation committee (in the case of our chief executive officer), and the executive’s individual performance will be assessed by the chief executive officer or by the compensation committee (in the case of the chief executive officer). The executive will receive a performance achievement rating between 80% and 100%, and this rating will be used as a multiplier against the funded level of each financial metric to determine a final earned bonus under each financial metric.

In fiscal 2011, performance against the financial metrics under each plan will be evaluated at mid year and at year end, and individual performance will be assessed at year end.  There is the potential for a mid-year payment based on performance against mid-year targets, not to exceed 25% of the annual bonus target.  The year-end calculation will also be weighted by the individual performance assessment rating.  If an executive’s employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive.

In addition to awards based on the performance metrics established under each plan, the compensation committee may make a discretionary award to the executive in such amount as the compensation committee determines to be appropriate and in our best interests.

A copy of the form of the Executive Annual Incentive Bonus Plans FY11 is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Actions

On August 2, 2010 under our annual program grant, we granted options to purchase 928,864 shares of common stock and 754,376 restricted stock units to our employees.  Of these grants, options to purchase 169,125 shares of common stock and 137,150 restricted stock units were issued to certain of our named executive officers.

We also granted each non-employee director an option to purchase 3,300 shares of common stock and 1,742 restricted stock units, and awarded each a cash bonus of $13,929 to help fund withholding taxes.

Item 8.01            Other Events.

On July 30, 2010, we filed a registration statement on Form S-1 (333-168409) with the Securities and Exchange Commission.  The registration statement includes the information set forth below.

BUSINESS

Overview

We are a leading global provider of mission-critical process optimization software solutions, which are designed to manage and optimize plant and process design, operational performance, and supply chain planning. Our aspenONE software and related services have been developed specifically for companies in the process industries, including the energy, chemicals, pharmaceuticals, and engineering and construction industries. Customers use our solutions to improve their competitiveness and profitability by increasing throughput and productivity, reducing operating costs, enhancing capital efficiency, and decreasing working capital requirements.

Our software incorporates our proprietary empirical models of manufacturing and planning processes and reflects the deep domain expertise we have amassed from focusing on solutions for the process industries for nearly 30 years. We have developed our applications to design and optimize processes across three principal business areas: engineering, manufacturing and supply chain. We are a recognized market and technology leader in providing process optimization software for each of these business areas.

We have more than 1,500 customers globally. Our customers include manufacturers in process industries such as energy, chemicals, pharmaceuticals, consumer packaged goods, power, metals and mining, pulp and paper, and biofuels, as well as engineering and construction firms that help design process manufacturing plants. As of June 30, 2010, our installed base included 19 of the 20 largest petroleum companies, all of the 20 largest chemical companies, and 15 of the 20 largest pharmaceutical companies. Customers outside the United States accounted for a majority of our total revenue in each of fiscal 2007, 2008 and 2009, and no single customer represented 10% or more of our total revenue in fiscal 2007, 2008 or 2009.

We have established sustainable competitive advantages based on the breadth, flexibility and return on investment associated with our software offerings, as well as our market leadership position, our extensive process industry expertise and our established, diversified customer base. We consult and collaborate with customers to identify new applications, which leads to innovative, targeted solutions and fosters long-term customer relationships. This approach has helped us develop software solutions that are embedded in our customers’ operations and integrated with their core business processes.

In July 2009 we introduced our aspenONE licensing model under which license revenue is recognized over the term of a license contract. Our new licensing model provides customers with increased access to our applications, and we believe this flexibility will lead to increased usage and revenue over time. Because we previously recognized a substantial majority of our license revenue upon shipment of software, our revenue for fiscal 2010 was significantly less than in the preceding fiscal years. We expect that, as customers renew under our new licensing model, our revenue will increase gradually over the next several fiscal years.

Industry Background

The process industries consist of companies that typically manufacture finished products by applying a controlled chemical process either to a raw material that is fed continuously through the plant or to a specific batch of raw material. The process industries include energy, chemicals, pharmaceuticals, consumer packaged goods, power, metals and mining, pulp and paper, and biofuels as well as engineering and construction firms that design process manufacturing plants.

Process manufacturing is often complex because small changes in the feedstocks used, or to the chemical process applied, can have a significant impact on the efficiency and cost-effectiveness of manufacturing operations. As a result, process manufacturers, as well as the engineering and construction firms that partner with these manufacturers, have extensive technical requirements and need a combination of software, services and domain expertise to help design, operate and manage manufacturing environments. The unique characteristics associated with process manufacturing create special demands for business applications that frequently exceed the capabilities of generic software applications or non-process manufacturing software packages. The process industries require sophisticated, integrated software applications capable of designing and optimizing their complex, interconnected manufacturing and business processes.

Industry-Specific Challenges Facing The Process Industries

Companies in different process industries face specific challenges that are driving the need for solutions that design, operate and manage their manufacturing environments more effectively:

•                  Energy. The energy industry encompasses refineries as well as oil and gas exploration and production companies:

•                  The refining sector is characterized by high volumes and low operating margins. Refineries are under pressure to maximize output, optimize product mix and minimize inventory levels in the face of volatile market conditions.

•                  Exploration and production companies are targeting reserves in increasingly diverse geographic areas. They face the challenge of designing production platform processes effectively and managing both interconnected assets and complex supply chains, all while optimizing production and ensuring regulatory compliance.

•                  Chemicals. The chemicals industry includes both bulk and specialty chemical companies:

•                  Bulk chemical producers, which compete primarily on price, are seeking to achieve economies of scale and manage operating margin pressure by building larger, more complex plants located near feedstock sources.

•                  Specialty chemical manufacturers, which primarily manufacture highly differentiated customer-specific products, face challenges in managing their diverse product lines, multiple plants and complex supply chains. They must, for example, identify where and when to manufacture a product to drive maximum profitability while ensuring high quality and quick turnaround times.

•                  Pharmaceuticals. The increasing prevalence of generic drugs and expansion of regulatory requirements are driving pharmaceutical companies to improve their operational performance. They are seeking to optimize their manufacturing and distribution operations to help them meet demanding regulatory requirements, bring new products to market faster during their initial patent protection period and decrease production costs.

•                  Engineering and construction. Engineering and construction firms must compete on a global basis in bidding on and executing complex, large-scale projects. They need a digital environment in which plant designs can be produced quickly and efficiently using highly accurate cost estimation technology. This, in turn, requires significant collaboration not only internally but also with the manufacturer and, in some cases, other engineering and construction firms.

Similarly, companies in the consumer packaged goods, power, metals and mining, pulp and paper, and biofuels industries are seeking process optimization solutions to address their varied process manufacturing challenges.

Increasing Complexity of the Process Industries

In addition to the technical requirements associated with the process industries, several industry trends are driving the growing complexity of these industries:

•                  Globalization of markets. Process manufacturers are expanding their operations beyond mature geographic markets in order to take advantage of growing demand and available feedstocks in emerging markets such as China, India, Russia, Latin America and the Middle East. Process manufacturers must be able to design, build and operate an emerging-market plant efficiently and economically. They also need to improve efficiency and reduce costs at their existing plants in mature markets in order to compete with new plants in emerging markets.

•                  Volatile markets. Process manufacturers must react quickly to frequent changes in feedstock prices, temporary or longer-term feedstock shortages, and rapid changes in finished product prices. Unpredictable commodity markets strain the manufacturing and supply chain operations of process manufacturers, which must consider, and when appropriate implement, changes in inventory levels, feedstock inputs, equipment usage and operational processes in order to remain competitive.

•                  Increased margin pressure. As the result of the increasingly competitive global environment, process manufacturers are seeking to design more efficient new plants and, at the same time, increase throughput and reduce costs at existing plants. These companies must optimize manufacturing operations and supply chain management, because even a relatively small change in feedstock, labor or energy costs, or in throughput, can have a significant impact on profitability.

•                  Shrinking engineering workforce. In mature geographic markets the number of chemical engineers is decreasing, as more engineers are retiring than are entering the process industries. Process companies are seeking information technology solutions by which they can capture and manage the knowledge acquired by their engineers through years of experience and can automate tasks traditionally performed by engineers.

•                  Environmental and safety regulations. Process companies must comply with an expanding array of data maintenance and reporting requirements under governmental and regulatory mandates, and the global nature of their operations can subject them to numerous regulatory regimes. These companies often face heightened scrutiny and oversight because of the environmental, safety and other implications of their products and manufacturing processes. These companies increasingly are relying upon software applications to model potential outcomes, store operating data and develop reporting capabilities.

Market Opportunity

Technology solutions historically have played a major role in helping companies in the process industries improve their manufacturing productivity. In the 1980s process manufacturers implemented distributed control systems, or DCS, to automate the management of plant hardware. DCS use computer hardware, communication networks and industrial instruments to measure, record and automatically control process variables. In the 1990s these manufacturers adopted enterprise resource planning, or ERP, systems to streamline back office functions and interact with DCS. This allowed process manufacturers to track, monitor and report the performance of each plant, rather than relying on traditional paper and generic word processing spreadsheets.

Many process manufacturers have implemented both DCS and ERP systems but have realized that their investments in hardware and back-office systems are inadequate. A DCS is only able to control and monitor the process based on a fixed set of parameters and cannot dynamically react to changes in the manufacturing process unless instructed by an end-user. An ERP system can only record what is produced in operations. Although DCS and ERP systems help manage manufacturing performance, neither of these systems can optimize what is produced, how it is produced or where it is produced. Moreover, neither can help a process manufacturer understand how to improve its processes or how to identify opportunities to decrease operating expenses.

Process optimization software addresses the gap between DCS and ERP systems. This software focuses on optimizing the manufacturing process itself: how the process is run and the economics of that process. By connecting DCS and ERP systems with intelligent, dynamic applications, process optimization software allows a manufacturer to make better, faster economic decisions. This software can optimize a manufacturing environment by, for example, incorporating process manufacturing domain knowledge, supporting real-time decision making, and providing the ability to forecast and simulate potential actions.  Furthermore, these solutions can optimize the supply chain by helping a manufacturer to understand the operating conditions in each plant, which enables a manufacturer to decide where best to manufacture products.

The market for engineering, manufacturing and supply chain process optimization software and services for the energy, chemicals and pharmaceuticals industries was $2.4 billion in 2008, based on information from reports issued in 2009 by ARC Advisory Group. More specifically, based on this information, it is estimated that:

•                  the engineering market was $443 million in 2008 and will grow 8% annually through 2013;

•                  the manufacturing market was $1.7 billion in 2008 and will grow 12% annually through 2013; and

•                  the supply chain market was $279 million in 2008 and will grow 5% annually through 2013.

The market for process optimization software and services is growing even more rapidly in emerging markets, as process manufacturers extend their operations to take advantage of growing demand and available feedstocks in those markets. According to the ARC reports, the market for engineering, manufacturing and supply chain software and services in all process industries in the Asia Pacific and Latin American regions is expected to grow from $1.2 billion in 2008 to $2.2 billion in 2013, representing a compound annual growth rate of 12%.

aspenONE Solutions

We provide integrated process optimization software solutions designed and developed specifically for the process industries. Customers use our solutions to improve their competitiveness and profitability by increasing throughput and productivity, reducing operating costs, enhancing capital efficiency, and decreasing working capital requirements. Our aspenONE software applications are organized into two suites, which are centered on our principal business areas of engineering, manufacturing and supply chain:

•                  aspenONE Engineering. Our engineering software is used on an engineer’s desktop to design new plants, re-design existing plants, and simulate and optimize plant processes.

•                  aspenONE Manufacturing and Supply Chain. Our manufacturing software is designed to optimize day-to-day processing activities, enabling process manufacturers to make better, more profitable decisions and to improve plant performance. Our supply chain management software is designed to enable process manufacturers to reduce inventory levels, increase asset efficiency and optimize supply chain decisions.

While a significant number of our customers have already migrated to our new aspenONE licensing model, we continue to offer customers the ability to purchase our applications as point products. By offering point products, we can acquire, retain and potentially up-sell any customer that does not want to migrate to our new licensing model.

We also offer customer support, professional services and training services to our customers. Professional services are offered as a means to further customize and integrate our technology based on specific customer requirements.

The key benefits of our aspenONE solutions include:

Broad and comprehensive software suites.  We believe we are the only software provider that has developed comprehensive suites of software applications addressing the engineering, manufacturing and supply chain requirements of process manufacturers. While some competitors offer solutions in one or two principal business areas, no other vendor can match the breadth of our aspenONE offerings. In addition, we have developed an extensive array of software applications that address extremely specific and complex industry and end-user challenges, such as production scheduling for petroleum companies and solubility modeling for solvent screening.

Mission-critical, integrated software solutions.  aspenONE provides a standards-based framework that integrates applications, data and models within each of our software suites. Process manufacturers seeking to improve their mission-critical business operations can use the integrated software applications in the aspenONE Manufacturing and Supply Chain suite to support real-time decision-making both for individual production facilities and across multiple sites. In addition, the common data models underlying an aspenONE suite improve collaboration and productivity by enabling data to be entered once and then maintained in a centralized repository accessible across a customer’s enterprise.

Flexible commercial model.  Our new aspenONE licensing model provides customers access to all of the applications within the aspenONE suite or suites they license. This enables customers to use those applications whenever required and to test the applications to best solve whatever critical business challenges the customers face. Customers can easily increase their usage of our software as their business requirements evolve, without disrupting their business processes.

Hardware-independent technology.  Our software can be easily integrated and used with equipment manufactured by any major process manufacturing hardware vendor. Because of our hardware-independent approach, customers can use our software solutions to create a unified view of their operations, even if their plants use hardware from different vendors.

Our Competitive Strengths

We believe our key competitive advantages include, in addition to the comprehensive breadth of our integrated software solutions and the flexibility of our new aspenONE licensing model, the following:

Market leadership.  We are a leader in each of the markets addressed by our software. Based on information presented in reports issued in 2009 by ARC Advisory Group relating to performance in 2008, in our core process manufacturing industries of energy, chemicals and pharmaceuticals we ranked:

•                  #1 in the market addressed by our engineering software;

•                  #2 in the market addressed by our manufacturing software; and

•                  #1 in the market addressed by our supply chain software.

Industry-leading innovation based on substantial process expertise.  Over the past 30 years, we have designed a number of major process engineering advances considered to be industry-standard applications. Since our founding, we have built a highly specialized development organization comprised of not only traditional software engineers but also chemical engineers. As of June 30, 2010, approximately 50% of our software development personnel had degrees in chemical engineering or a similar discipline. This approach provides us with substantial process industry expertise, as our developers have critical know-how that allows us to address the specific challenges of our customers.

Rapid, high return on investment.  Many customers purchase our software because they believe it will provide rapid, demonstrable and significant returns on their investment. For some customers, cost reductions in the first year following installation have exceeded the total cost of our software. For many customers, even a relatively small improvement in productivity can generate substantial recurring benefits due to the large production volumes and limited profit margins typical in process industries. In addition, our solutions can generate organizational efficiencies and operational improvements that can further increase a process company’s return on investment.

Established, diversified customer base.  We view our installed customer base of more than 1,500 customers as an important strategic asset and as evidence of our leadership position. As of June 30, 2010, our installed base included 19 of the 20 largest petroleum companies, all of the 20 largest chemical companies, and 15 of the 20 largest pharmaceutical companies. We consult and collaborate with customers to identify new applications, which leads to innovative, targeted solutions and fosters long-term customer relationships.

Growth Strategy

Our objective is to further establish and extend our position as a leading global provider of process optimization software and related services to the process industries. We intend to build upon our market and technology leadership position by pursuing the following:

Continue to provide innovative, market-leading solutions.  We have pioneered a number of industry-standard and award-winning software applications. Over the last three decades, for example, we have built and expanded Aspen Properties, a core element of our engineering applications that provides more than 20,000 physical elements that chemists and engineers can use to perform calculations based on rigorous and proven models and data. We recently introduced applications for electrolyte and biofuel characterizations and methodologies for carbon management. We intend to continue to invest in research and development in order to develop and offer new and enhanced solutions for our aspenONE suites.

Further penetrate existing customer base.  We have an installed base of over 1,500 customers, but many customers do not use all of our products and services. We intend to target customers that use only one of our aspenONE suites or that do not extensively utilize our professional services and training capabilities. In addition, we believe that many of our customers do not take full advantage of the applications in the aspenONE suite they currently license. As we transition these customers to our new aspenONE licensing model, we will seek to identify ways in which they can improve their business processes by using the entire licensed suite of aspenONE applications, both at an individual user level and across all of their plant locations.

Expand presence in emerging markets.  Companies in the process industries are expanding their operations in order to take advantage of growing demand and available feedstocks in less mature markets such as China, India, Russia, Latin America and the Middle East. Additionally, process manufacturers with existing plants in these markets are beginning to recognize the value of upgrading their operations to take advantage of process optimization solutions. We historically have derived a significant portion of our total revenue from outside of North America, and we believe we can further extend our international presence by penetrating emerging markets. We have, for example, recently established a direct sales force and customer support capabilities for Russia and the Middle East.

Extend vertical reach and indirect sales channel.  We historically focused on the energy, chemicals, and engineering and construction industries and in recent years have increasingly targeted the pharmaceutical industry. We intend to expand beyond our core vertical industries, in part by further developing our indirect channel. We are seeking to develop relationships with third-party resellers that have a presence in certain non-core verticals such as power, consumer package goods, pulp and paper, minerals and mining, and biofuels. We believe these relationships will enable us to reach companies in additional process industries cost effectively and to leverage our indirect channel partners’ market experience and domain expertise in those industries.

Products

Our integrated process optimization software solutions are designed and developed specifically for the process industries. Customers use our solutions to improve their competitiveness and profitability by increasing throughput and productivity, reducing operating costs, enhancing capital efficiency, and decreasing working capital requirements.

We have designed and developed our software applications across three principal business areas:

•                  Engineering. Process manufacturers must address a variety of challenges related to strategic planning, collaborative engineering, economic evaluation, debottlenecking and operational improvement. They must, for example, determine where they should locate facilities, how they can lower manufacturing costs, what they should produce and how they can maximize plant efficiency. Our engineering software applications are used during both the design and the ongoing operation of plant facilities to model and improve the way engineers develop and deploy manufacturing assets. In the design phase, for example, our software supports proposal generation, develops highly accurate cost estimates, generates detailed implementation schedules and manages change orders. Our engineering solutions include desktop and server applications that typically do not require substantial professional services, although services may be provided for customized model designs and process synthesis.

•                  Manufacturing. Process manufacturers must address a wide range of manufacturing challenges such as optimizing execution efficiency, reducing costs, selecting the right raw materials, scheduling and coordinating production processes, and identifying an appropriate balance between turnaround times, delivery schedules, cost and inventory. Our manufacturing software products focus on optimizing day-to-day processing activities, enabling customers to make better, faster decisions that lead to improved plant performance and operating results. These solutions include desktop and server applications that help customers make real-time decisions, which can reduce fixed and variable costs and improve product yields.

•                  Supply chain management. Process manufacturers must address numerous challenges as they strive to effectively and efficiently manage raw materials inventory, production schedules and feedstock purchasing decisions. Supply chain managers face these challenges in an environment of ever-changing market prices, supply constraints and customer demands. Our supply chain management solutions include desktop and server applications that help customers optimize critical supply chain decisions in order to reduce inventory, increase asset efficiency, and respond more quickly to changing market conditions.

Our software products can be linked with a customer’s DCS and ERP systems to further improve the customer’s ability to gather, analyze and use the resulting information across the customer’s business processes. By integrating our solutions with their DCS and ERP systems, customers can utilize historical data and develop new models to project and simulate future operational behavior, throughput performance, economic value and profitability.

Our software applications are organized into two suites: aspenONE Engineering and aspenONE Manufacturing and Supply Chain. These suites are integrated applications that allow end-users to utilize common data models to design process manufacturing environments, forecast and simulate potential actions, monitor operational performance, and manage planning and scheduling activities. The two suites are designed around core modules and applications that allow customers to design, manage and operate their process manufacturing environments, as shown below:

aspenONE Engineering

Business Area	aspenONE Module	Major Products	Product Descriptions
Engineering	Engineering	Aspen Plus	Process modeling software for conceptual design, optimization and performance monitoring for the chemicals industry

		Aspen HYSYS	Process modeling software for conceptual design, optimization and performance monitoring for the energy industry

		Aspen Basic Engineering	Workflow tool that allows engineers to build, re-use and share process models and data

		Aspen Economic Evaluation	Economic evaluation software for estimating costs of conceptual process designs

		Aspen Exchanger Design and Rating	Software used to design, simulate and optimize the performance of heat exchangers

aspenONE Manufacturing and Supply Chain

Business Area	aspenONE Module	Major Products	Product Descriptions
Manufacturing	Production Management & Execution	Aspen InfoPlus.21	Data historian software that collects and stores large volumes of data for analysis and reporting

	Advanced Process Control	Aspen DMCplus	Multi-variable controller software capable of processing multiple constraints simultaneously

Supply Chain	Supply & Distribution	Aspen Inventory Management & Operations Scheduling	Enterprise solution that allows users to manage their supply and demand balancing, inventory and scheduling

		Aspen Petroleum Supply Chain Planner	Economic planning tool that solves multi-commodity, multi-period transportation optimization problems

		Aspen Retail	Enterprise solution for inventory management and truck transportation optimization

	Planning & Scheduling	Aspen Collaborative Demand Manager	Enterprise solution for forecasting market demand

		AspenONE Supply Chain for Olefins	Software that enables Olefins producers to optimize the purchase, management and processing of feedstocks

		Aspen Petroleum Scheduler	Integrated system that supports comprehensive scheduling and optimization of refinery activities

		Aspen PIMS	Enterprise planning software that optimizes feedstock evaluation, product slate and operational execution

		Aspen Plant Scheduler	Plant scheduling software that optimizes production scheduling

		Aspen Supply Chain Planner	Software for determining what to produce given product demands, inventory, and manufacturing and distribution constraints

Our product development activities are currently focused on strengthening the integration of our applications and adding new capabilities that address specific mission-critical operational business processes in each industry. As of June 30, 2010, we had a total of 400 employees in our research and development group, which is comprised of software development and quality assurance personnel. As of June 30, 2010, approximately 50% of our research and development group had degrees in chemical engineering or a similar discipline. We incurred research and development costs of $47.4 million in fiscal 2007, $49.9 million in fiscal 2008, $46.4 million in fiscal 2009, and $36.1 million in the nine months ended March 31, 2010.

Maintenance and Training

Maintenance consists primarily of providing customer technical support and access to software fixes and upgrades. Under our new aspenONE licensing model, maintenance is bundled with our licenses and is required for all customers who purchase our aspenONE suites. Customer technical support services are provided throughout the world by our three global call centers as well as via email and through our support website.

We offer a variety of training solutions ranging from standardized training, which can be delivered in a public forum, on-site at a customer’s location or over the Internet, to customized training sessions, which can be tailored to fit customer needs. As of June 30, 2010, we had a total of 147 employees in our customer support and training group.

Professional Services

We offer professional services focused on implementation of our solution. Our professional services team primarily consists of project engineers with degrees in chemical engineering or a similar discipline, or who have significant relevant industry experience. Our employees include experts in fields such as thermophysical properties, distillation, adsorption processes, polymer processes, industrial reactor modeling, the identification of empirical models for process control or analysis, large-scale optimization, supply distribution systems modeling and scheduling methods. The services provided by our professional services team include implementing and integrating our software applications for customers that are seeking to integrate our technology with their existing systems in order to further improve their plant performance and gain better operational data. We offer our services on either a time-and-material or fixed-price basis. As of June 30, 2010, we had a total of 181 employees in our professional services group.

Customers

Our software solutions are installed at the facilities of more than 1,500 customers worldwide. These customers include process manufacturers and the engineering and construction firms that provide services to them. Our customers include:

Energy

BP International Ltd
Exxon Mobil Corporation
Flint Hills Resources, LLC
Instituto Mexicano del Petroleo (PEMEX)
Marathon Oil Corporation
Occidential Petroleum Corporation
OMV Group
Petróleos de Venezuela S.A. (PDVSA)
Repsol YPF, S.A.
Saudi Arabian Oil Co. (SaudiAramco)
Shell Oil Company
Statoil ASA
Suncor Energy Inc.
Total S.A
Valero Energy Corp.

Chemicals

Air Liquide
BASF
China Petrochemical
International Co. Ltd
The Dow Chemical Company
INEOS
Lyondell Chemical Company
Mitsubishi Chemical USA, Inc.
Saudi Basic Industries Corp (SABIC)
Suid Afrikaanse Steenkool en Olie (Sasol)

Engineering and construction
The Bechtel Group, Inc.
Jacobs Engineering Group Inc.
KBR, Inc.
Technip SA
Técnicas Reunidas, S.A.

WorleyParsons Limited

Pharmaceutical

Bayer Technology Services GmbH
Bristol-Myers Squibb
Eli Lilly & Company
Pfizer, Inc.

Other
Cargill, Incorporated
Lefarge North America Inc.

No customer accounted for 10% or more of our total revenue in fiscal 2007, 2008 or 2009.

Sales and Marketing

We employ a value-based sales approach, offering our customers a comprehensive suite of software and services that enhance the efficiency and productivity of their engineering, manufacturing and supply chain operations. We have increasingly focused on selling our products as a strategic investment for our customers and therefore devote an increasing portion of our sales efforts at senior management levels, including senior decision-makers in manufacturing, operations and technology. Our aspenONE solution strategy supports this value-based approach by broadening the scope of optimization across the entire enterprise and expanding the use of process models in the operations environment. In particular, we offer a variety of training programs focused on illustrating the capabilities of our applications and intend to implement compensatory programs for our sales force that will reward efforts that increase customer usage of currently licensed products.

Historically, most of our license sales have been generated through our direct sales force. Because the complexity and cost of our products often result in extended sales cycles, we believe that the development of long-term, consultative relationships with our customers is essential to a successful sales strategy. To develop these relationships, we focus our worldwide sales force on a defined set of strategic accounts. In North America we have organized our sales force around specific vertical markets. In the rest of the world the sales force is organized around specific countries or regions.

In July 2009 we introduced our aspenONE licensing model under which customers receive access to all of the applications within the aspenONE suite or suites they license. This affords customers the ability to use our software whenever required and to test applications to best solve whatever critical business challenges they face. Customers can easily increase their usage of our software as their business requirements evolve, without disrupting their business processes. We believe our new licensing model will further enable our sales force to develop consultative sales relationships with our customers.

In order to market the specific functionality and other complex technical features of our software, our account managers work with specialized teams of technical sales engineers and product specialists organized for each sales and marketing effort. Our technical sales engineers typically have advanced degrees in chemical engineering or related disciplines and actively consult with a customer’s plant engineers. Product specialists share their detailed knowledge of the specific features of our software solutions as they apply to the unique business processes of different vertical industries. In addition, we have a limited number of global account managers, each of whom is focused on a specific global account. Our overall sales force, which consists of quota-carrying sales account managers, sales services personnel, business support engineers, partner organization personnel, industry business unit professionals, marketing personnel and support staff, consisted of 333 employees as of June 30, 2010.

We supplement our direct sales efforts with a variety of marketing initiatives, including public relations activities, customer relationship programs, campaigns to promote awareness among industry analysts, user groups and events. We have established reseller relationships with select companies that we believe can help us increase sales in specific regions and non-core target markets.

We also license our software products to universities that agree to use our products in teaching and research. We believe that students’ familiarity with our products will stimulate future demand once the students enter the workplace.

Competition

Our markets in general are highly competitive and characterized by rapid technological change. We expect the intensity of competition in our markets to increase as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition may result in price reductions, reduced profitability and loss of market share. We cannot ensure that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships also are, or may become, competitors.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. We believe they also have adopted and may continue to pursue more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. For example, some competitors may be able to initiate relationships through sales and installations of hardware and then seek to expand their customer relationships by offering process optimization software at a discount.

In addition, many of our competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products in the marketplace. Competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products.

Our primary competitors differ among our principal product areas:

•                  Our engineering software competes with products of businesses such as ABB Ltd., Chemstations, Inc., Honeywell International, Inc., Invensys plc, KBC Advanced Technologies plc, and Shell Global Solutions International BV.

•                  Our manufacturing software competes with products of companies such as ABB Ltd., Honeywell International, Inc., Invensys plc, OSIsoft, Inc., Rockwell Automation, Inc., Siemens AG, SAP AG and Yokogawa Electric Corporation.

•                  Our supply chain management software competes with products of companies such as JDA Software Group, Inc., Oracle Corporation and SAP AG.

In addition, we face challenges in selling our solutions to large companies in the process industries that have internally developed their own proprietary software solutions.

We believe the key competitive differentiator in our industry is the value, or return on investment, that our software and services provide. We seek to develop and offer integrated suites of targeted, high-value vertical industry solutions that can be implemented with relatively limited service requirements. We believe this approach provides us with an advantage over many of our competitors that offer software products that are point solutions or are more service-based. The principal competitive factors in our industry also include:

•      breadth, depth and integration of software offerings;

•      domain expertise of sales and service personnel;

•      consistent global support;

•      performance and reliability;

•      price; and

•      time to market.

Key License Agreements

Massachusetts Institute of Technology

In March 1982 we entered into a System License Agreement with the Massachusetts Institute of Technology, or MIT, under which we received a worldwide, perpetual non-exclusive license (with the right to sublicense) to use, reproduce, distribute and create derivative works of the computer programs known as “ASPEN” and the related documentation. The ASPEN program licensed from MIT provides a framework for simulating the steady-state behavior of chemical processes that we utilize in the simulation engine for our Aspen Plus product. MIT has agreed that we would own any derivative works and enhancements of ASPEN that we may create during the term of the agreement. A one-time license fee of $30,000 has been paid in full. MIT has the right to terminate the agreement upon the occurrence of any of the following events: if we breach the agreement and do not cure the breach within 90 days after receiving a written notice from MIT; if we cease to carry on our business; if proceedings under any bankruptcy or insolvency law are commenced by or against us and not dismissed within 90 days; if we make an assignment for the benefit of our creditors and such assignment is not discontinued within 90 days; or if a receiver is appointed for us and is not discharged within 90 days. In the event of such termination, our license to ASPEN will terminate but the sublicenses granted to our customers prior to termination will remain in effect.

Honeywell

In December 2004 we entered into a consent decree with the Federal Trade Commission, or FTC, with respect to a civil administrative complaint filed by the FTC in August 2003 alleging that our acquisition of Hyprotech Ltd. and related subsidiaries of AEA Technology plc (Hyprotech) in May 2002 was anticompetitive in violation of Section 5 of the Federal Trade Commission Act and Section 7 of the Clayton Act. In connection with the consent decree, we and our subsidiaries (Hyprotech Company, AspenTech Canada Ltd., AspenTech Ltd. and Hyprotech UK Ltd.) entered into a purchase and sale agreement with Honeywell International Inc. and its subsidiaries (Honeywell Control Systems Limited and Honeywell Limited-Honeywell Limitee), or collectively Honeywell. Pursuant to that agreement and the related ancillary agreements, we sold to Honeywell all assets relating to our operator training business, including the Hyprotech engineering software products used in such business, and all intellectual property rights therein of various legacy Hyprotech products. Under the terms of the transactions:

•                  we retained a perpetual, irrevocable, worldwide, royalty-free non-exclusive license (with the limited rights to sublicense) to the Hyprotech engineering software and have the right to continue to develop and sell the Hyprotech engineering products; and

•                  we retained certain agreements with third parties other than customers or distributors for HYSYS and related products.

We are subject to ongoing compliance obligations under the FTC consent decree. In July 2009, we announced that the FTC closed an investigation relating to the alleged violations of the decree, and issued an order modifying the consent decree, which became final in August 2009. The modification requires that we continue to provide the ability for users to save input variable case data for Aspen HYSYS and Aspen HYSYS Dynamics software in a standard “portable” format, which will make it easier for users to transfer case data from later versions of the products to earlier versions. We also must provide documentation to Honeywell of the Aspen HYSYS and Aspen HYSYS Dynamics input variables, as well as documentation of the covered heat exchange products. These requirements will apply to all existing and future versions of the covered products released prior to December 31, 2014 or December 31, 2016, at the option of Honeywell. In addition, we are required to provide to Honeywell a license to modify and distribute (in object code form) certain versions of our flare system analyzer software.

There is no assurance that the actions required by the FTC’s modified order and related settlement with Honeywell will not provide Honeywell with additional competitive advantages that could materially adversely affect our results of operations.

Intellectual Property

We regard our software as proprietary. Our strategy is to rely on a combination of copyright, patent, trademark and trade secret laws in the United States and other jurisdictions, and to rely on license and confidentiality agreements, and software security measures to further protect our proprietary technology and brand. The laws of many countries in which our products are licensed may not protect our intellectual property rights to the same extent as the laws of the United States.

We have obtained or applied for patent protection with respect to some of our intellectual property, but generally do not rely on patents as a principal means of protecting intellectual property. As of June 30, 2010 we owned twenty-five patents issued in the United States, four patent applications pending in the United States, and foreign counterparts to several of these cases.

We conduct business under our trademarks and use trademarks on some of our products. We believe that having distinctive marks may be an important factor in marketing our products. We have registered or applied to register some of our significant trademarks in the United States and in selected other countries. Although we have a foreign trademark registration program for selected marks, the laws of many countries protect trademarks solely on the basis of registration and we may not be able to register or use such marks in each foreign country in which we seek registration. We actively monitor use of our trademarks and have and will enforce our rights to our trademarks.

We rely on trade secrets to protect certain of our technology. We generally seek to protect these trade secrets by entering into non-disclosure agreements with our employees and customers, and historically have restricted access to our software source code and licenses, which we regard as proprietary information. In certain cases, we have provided copies of source code to customers for the purpose of special product customization or have deposited copies of the source code in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights. Trade secrets may be difficult to protect, and it is possible that parties may breach their confidentiality agreements with us.

The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Any misappropriation of our technology or development of competitive technologies could harm our business. We could incur substantial costs in protecting and enforcing our intellectual property rights.

Third parties have asserted, and may assert in the future, claims that our products infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties have brought, and could in the future bring, claims against us that would cause us to incur substantial expenses and, if successfully asserted against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay manufacturing or sales of the product that is the subject of the suit before or after the suit is decided on the merits. In addition, we could be forced to redesign a product that uses an allegedly infringing technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial and may require significant commitments of time by our management.

We believe that the success of our business depends more on the quality of our proprietary software products, technology, processes and know-how than on trademarks, copyrights or patents. While we consider our intellectual property rights to be valuable, we do not believe that our competitive position in the industry is dependent simply on obtaining legal protection for our software products and technology. Instead, we believe that the success of our business depends primarily on our ability to maintain a leadership position by developing proprietary software products, technology, information, processes and know-how. Nevertheless, we attempt to protect our intellectual property rights with respect to our products and development processes through trademark, copyright and patent registrations, both foreign and domestic, whenever appropriate as part of our ongoing research and development activities.

Employees

As of June 30, 2010, we had a total of 1,289 full-time employees, of whom approximately 700 were located in the United States. None of our employees are represented by a labor union, except for 9 employees of our subsidiary Hyprotech UK Limited who belong to the Prospect union for professionals. We have experienced no work stoppages and believe that our employee relations are satisfactory.

Facilities

Our principal executive offices are located in leased facilities in Burlington, Massachusetts, consisting of approximately 75,000 square feet of office space. Our lease expires in February 2014. These facilities accommodate our product development, sales, marketing, operations and finance and administrative activities. Subject to the terms and conditions of the lease, we may extend the term of the lease for two successive terms of five years each at 95% of the then-current market rate. As of June 30, 2010, under the lease, we had total non-cancelable lease obligations of $9.4 million. We also will pay additional rent for our proportionate share of operating costs and taxes.

Prior to September 1, 2007, our principal offices occupied 110,843 square feet of office space in Cambridge, Massachusetts. The lease of this office space expires on September 30, 2012. As of June 30, 2010, we had multiple agreements, which expire through 2012, to sublease 95,093 square feet of this former office space. We also lease space for our Houston, Texas facilities. This lease encompasses 76,315 square feet and expires in July 2016. We have an agreement, which expires in 2016, to sublease approximately 8,000 square feet of this space. In addition to these two facilities, we also lease office space in Shanghai, China; Reading, England; and other locations.

We do not own any real property. We believe that our leased facilities are adequate for our anticipated future needs.

Legal Proceedings

ATME Arbitration and Litigation

Prior to October 6, 2009, we had an exclusive reseller relationship covering certain countries in the Middle East with AspenTech Middle East W.L.L., a Kuwaiti corporation (now known as Advanced Technology Middle East W.L.L.) that we refer to below as ATME. Under the reseller agreement, we had the right to terminate for, among other things, a material breach in the event of ATME’s willful misconduct or fraud. Effective October 6, 2009, we terminated the reseller relationship for material breach by ATME based on certain actions of ATME.

On November 2, 2009, ATME commenced an action in the Queen’s Bench Division (Commercial Court) of the High Court of Justice (England & Wales) captioned In The Matter Of An Intended Arbitration Between AspenTech Middle East W.L.L. and Aspen Technology, Inc., 2009 Folio 1436, seeking preliminary injunctive relief restraining us from taking any steps to impede ATME from serving as our exclusive reseller in the countries covered by the reseller agreement with ATME. We filed evidence in opposition to that request for relief on November 12, 2009. At a hearing on November 13, 2009, the court dismissed ATME’s application for preliminary injunctive relief. The court sealed an Order to this effect on November 23, 2009, and further ordered that ATME pay our costs of claim.

Relatedly, on November 11, 2009, we filed a request for arbitration against ATME in the International Court of Arbitration of the International Chamber of Commerce, captioned Aspen Technology, Inc. v. AspenTech Middle East W.L.L., Case No. 16732/VRO. Our request for arbitration asserted claims against ATME seeking a declaration that ATME committed a material breach of our agreement and that our termination of our agreement was lawful, and seeking damages for ATME’s willful misconduct in connection with the reseller relationship. On November 18, 2009, ATME filed its answer to that request for arbitration and asserted counterclaims against us seeking a declaratory judgment that we unlawfully terminated our agreement with ATME and seeking damages for breach of contract by reason of our purported unlawful termination of our agreement. Our reply to those counterclaims was filed on December 18, 2009.

We expect a determination to be made in the second half of 2011 with respect to the pending arbitration. However, we can provide no assurance as to the actual timing or outcome of the arbitration. In general, neither party will have the ability to appeal the determination reached. Regardless of the outcome, the proceedings may result in significant legal expenses and may require significant attention and resources of management, all of which could result in losses and damages that have a material adverse effect on our business. The reseller agreement with ATME contained a provision whereby we could be liable for a termination fee if the agreement were terminated other than for material breach. This fee is to be calculated based on a formula contained in the reseller agreement that we believe was originally developed based on certain assumptions about the future financial performance of ATME, as well as ATME’s actual financial performance. Based on the formula and the financial information provided to us by ATME, which we have not yet verified independently, a recent calculation based on the formula would result in a termination fee of between $60 million and $77 million. Under the terminated reseller agreement, no termination fee is owed on termination for material breach. If we are found to have breached the terms of our agreement with ATME, we could be liable for the termination fee, the amount of which may be greater or less than the number indicated above. If we are found liable, we would incur damages that could have a material adverse effect on our cash flow and cash position.

On March 11, 2010, a Kuwaiti entity (known as ATME Group and affiliated with ATME) filed a lawsuit in a Kuwaiti court naming as defendants ATME, us and a reseller newly appointed by us in Kuwait. In this lawsuit, ATME Group claims that it was an exclusive reseller for ATME in Kuwait and that it therefore is entitled to damages resulting from purported customer contracts in Kuwait.

Class Action and Opt-out Claims

In March 2006, we settled class action litigation, including related derivative claims, arising out of our originally filed consolidated financial statements for fiscal 2000 through 2004, the accounting for which we restated in March 2005. Certain members of the class (representing 1,457,969 shares of common stock (or less than 1% of the shares putatively purchased during the class action period)) opted out of the settlement and had the right to bring their own state or federal law claims against us, referred to as “opt-out” claims. Opt-out claims were filed on behalf of the holders of approximately 1.1 million of such shares. One of these actions was settled and three were dismissed. The claims in the remaining actions (described below) include claims against us and one or more of our former officers alleging securities and common law fraud, breach of contract, deceptive practices and/or rescissory damages liability, based on the restated results of one or more fiscal periods included in our restated consolidated financial statements referenced in the class action.

•                  Herbert G. and Eunice E. Blecker, et al. v. Aspen Technology, Inc., et al., filed in June 2006 in the Business Litigation Session of the Massachusetts Superior Court for Suffolk County and docketed as Civ. A. No. 06-2357-BLS1, was an opt-out claim asserted by persons who received 248,411 shares of our common stock in an acquisition. Fact discovery in this action closed in July 2008, and a non-jury trial was conducted in November 2009. In January 2010, the court issued its order granting judgment in our favor and dismissing the case. In February 2010, the plaintiffs filed a notice of appeal of the judgment.

•                  380544 Canada, Inc., et al. v. Aspen Technology, Inc., filed on February 15, 2007 in the federal district court for the Southern District of New York and docketed as Civ. A. No. 1:07-cv-01204-JFK in that court, is a claim asserted by persons who purchased 566,665 shares of our common stock in a private placement. Certain motions to dismiss filed by other defendants were resolved on May 5, 2009, and discovery is in process. The claims in the 380544 Canada action are for damages totaling at least $4.0 million, not including claims for attorneys’ fees. We plan to defend the 380544 Canada action vigorously.

We can provide no assurance as to the outcome of this case or the likelihood of the filing of additional opt-out claims, and these claims may result in judgments against us for significant damages. Regardless of the outcome, such litigation has resulted in the past, and may continue to result in the future, in significant legal expenses and may require significant attention and resources of management, all of which could result in losses and damages that have a material adverse effect on our business.

Other Proceedings

In the ordinary course of business, we are also from time to time involved in lawsuits, claims, investigations, proceedings, and threats of litigation consisting of intellectual property, commercial and other matters. The results of litigation and claims cannot be predicted with certainty, and unfavorable resolutions are possible and could materially affect our results of operations, cash flows or financial position. In addition, regardless of the outcome, litigation could have an adverse impact on us because of defense costs, diversion of management resources and other factors.

While the outcome of these proceedings and claims identified above cannot be predicted with certainty, there are no other matters, as of June 30, 2010, that, in the opinion of management, might have a material adverse effect on our financial position, results of operations or cash flows.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

We depend on our aspenONE software for a substantial portion of our revenue, and our business will suffer if demand for, or usage of, our software declines for any reason or if existing customers do not renew under our new aspenONE licensing model.

Our aspenONE suites account for a significant majority of our license revenue and will continue to do so for the foreseeable future. If demand for, or usage of, our software declines for any reason or if existing customers do not renew under our new aspenONE licensing model, our revenue would decline and our operating results would suffer. As a result, our revenue could be adversely affected by:

•                  any decline in demand for or usage of our aspenONE suites;

•                  the failure of our aspenONE suites to achieve continued market acceptance;

•                  the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our aspenONE suites;

•                  technological innovations that our aspenONE suites do not address; and

•                  our inability to release enhanced versions of our aspenONE suites on a timely basis.

In July 2009 we introduced our aspenONE licensing model under which we recognize license revenue over the term of a license contract. Our future success depends substantially on our customers’ acceptance of our new licensing model. We are not able to predict the rate at which customers will renew under our new licensing model and therefore cannot predict the timing or amount of our future revenue or profitability. If customers fail to renew under our new licensing model, we may lose customers, which would negatively impact our financial performance. We intend to expend significant resources to continue to improve our aspenONE solutions and to train our customers in using our solutions, but the successful development of our new licensing model cannot be predicted and we cannot guarantee we will succeed in these goals. Furthermore, customers may elect to continue to purchase our applications on a point product basis, which could limit our ability to grow our business successfully.

Our revenue and net income for fiscal 2010 have been, and for the foreseeable future will be, adversely affected by the transition to our new aspenONE licensing model.

Our new aspenONE licensing model, which we introduced in July 2009, provides customers with access to all of the applications within the aspenONE suite or suites they license and includes software maintenance and support, or SMS, for the term of the license contract. Prior to July 2009 we primarily recognized license revenue “upfront,” upon shipment of software, on a net present value basis in the period in which a license contract was signed, not over the license term.

As a result of the transition to our new aspenONE licensing model, our revenue for 2010 was significantly less than the level achieved in the preceding years and we expect our license revenue will remain below that level for several more years. Our new licensing model makes it difficult for us to increase our license revenue rapidly through additional bookings in a period, as license revenue from new customers will be recognized over the applicable license term. Similarly, the full effect of a decline in bookings in any period would not be fully recognized in our revenue for that period, but would negatively affect revenue in subsequent quarters. Moreover, the marked decrease in revenue levels following our introduction of our new licensing model will not result in, or be accompanied by, a corresponding reduction in operating costs. As a result, the change to our new licensing model will result in our reporting not only significantly lower revenue but also large operating losses for at least the near term and potentially several years. A number of the measures of financial performance calculated in accordance with U.S. generally accepted accounting principles or GAAP and typically considered by investors for technology companies like ours will be of limited value in assessing our performance, growth and financial condition for the foreseeable future. Our announcement of GAAP-based operating results, as well as our lack of visibility into future operating results, may have a significant adverse effect on the price of our common stock.

In preparing our consolidated financial statements for fiscal 2009, our management identified four material weaknesses in our internal control over financial reporting, and our failure to remedy these material weaknesses could result in material misstatements in our financial statements and the loss of investor confidence in our reported financial information.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act. Our management identified four material weaknesses in our internal control over financial reporting as of June 30, 2009. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified by management as of June 30, 2009 consisted of inadequate and ineffective:

•                  monitoring controls;

•                  controls over the periodic financial close process;

•                  controls over income tax accounting and disclosure; and

•                  controls over the recognition of revenue.

As a result of these material weaknesses, our management concluded as of June 30, 2009 that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—An Integrated Framework (September 1992).

We have been implementing and continue to implement remedial measures designed to address these material weaknesses. We cannot be certain that the measures we have taken since these restatements are effective or will ensure that restatements will not occur in the future. If these remedial measures are insufficient to address these material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our prior period financial results. We restated our consolidated financial statements for each of the fiscal years from fiscal 2002 to fiscal 2007 and for the first quarter of fiscal 2008. Any future restatement of consolidated financial statements could place a significant strain on our internal resources and harm our operating results. Further, any additional or unremedied material weakness may preclude us from meeting our reporting obligations on a timely basis. We have previously not been in compliance with SEC reporting requirements and NASDAQ listing requirements. As a result of the restatements of our consolidated financial statements, we did not maintain our status as a timely filer with the SEC during the period from September 2007 to November 9, 2009 and from November 10, 2009 to December 21, 2009, and as a result our common stock was delisted from The NASDAQ Global Select Market in February 2008 and not relisted until February 2010. If we again fail to remain in compliance with SEC reporting requirements and NASDAQ listing requirements, there may be a material adverse effect on our business and the market for our common stock. If we were required to restate our consolidated financial statements, we could be subject to class action litigation and SEC proceedings and could incur monetary judgments, penalties or other sanctions that could adversely affect our financial condition and could cause our stock price to decline.

Any failure to address the identified material weaknesses or any additional material weaknesses in our internal control could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting that are required to be included in our annual reports on Form 10-K. Internal control deficiencies could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or additional restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

Arbitration and litigation involving a former reseller in the Middle East may subject us to substantial damages and expenses.

Prior to October 6, 2009, we had an exclusive reseller relationship covering certain countries in the Middle East with AspenTech Middle East W.L.L., a Kuwaiti corporation (now known as Advanced Technology Middle East W.L.L.) that we refer to below as ATME. Under the reseller agreement, we had the right to terminate for, among other things, a material breach in the event of ATME’s willful misconduct or fraud. Effective October 6, 2009, we terminated the reseller relationship for material breach by ATME, based on certain actions of ATME.

On November 2, 2009, ATME commenced an action in the Queen’s Bench Division (Commercial Court) of the High Court of Justice (England & Wales) captioned In The Matter Of An Intended Arbitration Between AspenTech Middle East W.L.L. and Aspen Technology, Inc., 2009 Folio 1436, seeking preliminary injunctive relief restraining us from taking any steps to impede ATME from serving as our exclusive reseller in the countries covered by the reseller agreement with ATME. We filed evidence in opposition to that request for relief on November 12, 2009. At a hearing on November 13, 2009, the court dismissed ATME’s application for preliminary injunctive relief. The court sealed an Order to this effect on November 23, 2009, and further ordered that ATME pay our costs of claim.

Relatedly, on November 11, 2009, we filed a request for arbitration against ATME in the International Court of Arbitration of the International Chamber of Commerce, captioned Aspen Technology, Inc. v. AspenTech Middle East W.L.L., Case No. 16732/VRO. Our request for arbitration asserted claims against ATME seeking a declaration that ATME committed a material breach of our agreement and that our termination of our agreement was lawful, and seeking damages for ATME’s willful misconduct in connection with the reseller relationship. On November 18, 2009, ATME filed its answer to that request for arbitration and asserted counterclaims against us seeking a declaratory judgment that we unlawfully terminated our agreement with ATME and seeking damages for breach of contract by reason of our purported unlawful termination of our agreement. Our reply to those counterclaims was filed on December 18, 2009.

We expect a determination to be made in the second half of calendar year 2011 with respect to the pending arbitration. However, we can provide no assurance as to the actual timing or outcome of the arbitration. In general, neither party will have the ability to appeal the determination reached. Regardless of the outcome, the proceedings may result in significant legal expenses and may require significant attention and resources of management, all of which could result in losses and damages that have a material adverse effect on our business. The reseller agreement with ATME contained a provision whereby we could be liable for a termination fee if the agreement were terminated other than for material breach. This fee is to be calculated based on a formula contained in the reseller agreement that we believe was originally developed based on certain assumptions about the future financial performance of ATME, as well as ATME’s actual financial performance. Based on the formula and the financial information provided to us by ATME, which we have not yet verified independently, a recent calculation based on the formula would result in a termination fee of between $60 million and $77 million. Under the terminated reseller agreement, no termination fee is owed on termination for material breach. If we are found to have breached the terms of our agreement with ATME, we could be found liable for the termination fee, the amount of which may be greater or less than the number indicated above. If we are found liable, we would incur damages that could have a material adverse effect on our cash flow and cash position.

On March 11, 2010, a Kuwaiti entity (known as ATME Group and affiliated with ATME) filed a lawsuit in a Kuwaiti court naming as defendants ATME, us and a reseller newly appointed by us in Kuwait. In this lawsuit, ATME Group claims that it was an exclusive reseller for ATME in Kuwait and that it therefore is entitled to damages resulting from purported customer contracts in Kuwait.

Our operating results may suffer if customers in the energy, chemicals, engineering and construction, or pharmaceuticals industries experience an economic downturn or other adverse events.

We derive a majority of our revenue from companies in the energy, chemicals, engineering and construction, and pharmaceutical industries. Accordingly, our future success depends upon the continued demand for process optimization software and related services by companies in these process industries. These industries are highly cyclical and highly reactive to the price of oil, as well as general economic conditions. Adverse changes in these industries could and have caused delays and reductions in information technology spending by our customers, which could lead to reductions, delays, postponements or cancellations of customer purchases of our products and services, particularly the aspenONE Manufacturing and Supply Chain suite, and in turn could negatively impact our operating results.

Because of the nature of their products and manufacturing processes, companies in these process industries are subject to heightened risk of adverse or even catastrophic environmental, safety and health accidents or incidents, such as the recent oil spill in the U.S. Gulf of Mexico. Further, our customers are often subject to ever-changing standards and regulations, and the global nature of their operations can subject them to numerous regulatory regimes. Legislation or regulations regarding these areas may require us to make rapid changes in our products and services, and our inability to effect those changes could adversely impact our revenue, operating margins and other operating results. Any of the foregoing types of events that affects our customers may adversely impact their operations and information technology spending, which could have an adverse effect on our operating results.

In addition, in the past, worldwide economic downturns and pricing pressures experienced by energy, chemical, pharmaceutical and other process industries have led to consolidations and reorganizations. These downturns, pricing pressures and reorganizations have caused delays and reductions in capital and operating expenditures by many of these companies. These delays and reductions have reduced demand for products and services like ours.

In addition, as the global economy deteriorated in 2009, some of our customers elected to change from paying for term licenses upfront to paying in installments over the contract term, which deferred our receipt of cash from those customers. A recurrence of these industry patterns, including any recurrence that may occur in connection with current global economic events, as well as general domestic and foreign economic conditions and other factors that reduce spending by companies in these industries, could harm our operating results in the future. There is no assurance that customers may not seek bankruptcy or other similar relief from creditors, fail to pay amounts due to us, or pay those amounts more slowly, any of which could adversely affect our results of operations.

Unfavorable economic and market conditions or a lessening demand in the market for process optimization software could adversely affect our operating results.

Our business is influenced by a range of factors that are beyond our control and difficult or impossible to predict. If the market for process optimization software grows slower than we anticipate, demand for our products and services could decline and our operating results could be impaired. Further, the state of the economy, which deteriorated in the recent broad recession, may deteriorate further in the future. Our operating results may be adversely affected by unfavorable global economic and market conditions as well as a lessening demand for process optimization software generally. Customer demand for our products is intrinsically linked to the strength of the economy. If weakness in the economies of the United States and other countries persists, many customers may delay or reduce technology purchases. This could result in reductions in sales of our products, longer sales cycles, slower adoption of new technologies, increased price competition or reduced use of our products by our customers. We will lose revenue if demand for our products is reduced because potential customers experience weak or deteriorating economic conditions, catastrophic environmental or other events and our business, results of operations, financial condition and cash flow from operations would likely be adversely affected.

The majority of our revenue and an increasing percentage of our operations are attributable to operations outside the United States, and our operating results therefore may be materially affected by the economic, political, regulatory and other risks of foreign operations.

As of June 30, 2010, we had 26 offices in 22 countries. We sell our products primarily through a direct sales force located throughout the world. In the event that we are unable to adequately staff and maintain our foreign operations, we could face difficulties managing our international operations.

Customers outside the United States accounted for a significant amount of our total revenue in fiscal 2007, 2008, and 2009 and in the nine months ended March 31, 2010. We anticipate that revenue from customers outside the United States will continue to account for a significant portion of our total revenue for the foreseeable future. Our operations outside the United States are subject to additional risks, including:

•                  unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers;

•                  political and economic instability and possible nationalization of property by governments without compensation to the owners;

•                  less effective protection of intellectual property;

•                  requirements of foreign laws and other governmental controls;

•                  difficulties and delays in translating products and product documentation into foreign languages;

•                  difficulties and delays in negotiating software licenses compliant with accounting revenue recognition requirements in the United States;

•                  difficulties in collecting trade accounts receivable in other countries;

•                  adverse tax consequences; and

•                  the challenges of handling legal disputes in foreign jurisdictions.

Competition from software offered by current competitors and new market entrants, as well as from internally developed solutions by our customers, could adversely affect our ability to sell our software products and related services and could result in pressure to price our products in a manner that reduces our margins.

Our markets in general are highly competitive and differ among our principal product areas: engineering, manufacturing, and supply chain management. Our engineering software competes with products of businesses such as ABB Ltd., Chemstations, Inc., Honeywell International, Inc., Invensys plc, KBC Advanced Technologies plc, and Shell Global Solutions International BV. Our manufacturing software competes with products of companies such as ABB Ltd., Honeywell International, Inc., Invensys plc, OSIsoft, Inc., Rockwell Automation, Inc., Siemens AG, SAP AG and Yokogawa Electric Corporation. Our supply chain management software competes with products of companies such as JDA Software Group, Inc., Oracle Corporation and SAP AG. In addition, we face challenges in selling our solutions to large companies in the process industries that have internally developed their own proprietary software solutions.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. We believe they also have adopted and may continue to pursue more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. For example, some competitors may be able to initiate relationships through sales and installations of hardware and then seek to expand their customer relationships by offering process optimization software at a discount. In addition, many of our competitors have established, and may in the future continue to establish, cooperative relationships with third parties to improve their product offerings and to increase the availability of their products in the marketplace. Competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products.

Competition could seriously impede our ability to sell additional software products and related services on terms favorable to us. Businesses may continue to enhance their internally developed solutions, rather than investing in commercial software such as ours. Our current and potential commercial competitors may develop and market new technologies that render our existing or future products obsolete, unmarketable or less competitive. In addition, if these competitors develop products with similar or superior functionality to our products, we may need to decrease the prices for our products in order to remain competitive. If we are unable to maintain our current pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect our business, financial condition and operating results.

If we fail to develop new software products, enhance existing products and services, or penetrate new vertical markets, we will be unable to implement our growth strategy successfully and our business could be seriously harmed.

The maintenance and extension of our market leadership and our future growth is largely dependent upon our ability to develop new software products that achieve market acceptance with acceptable operating margins. Enterprises are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, our industry is characterized by rapidly changing technologies and evolving industry standards and operating platforms. Competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. We must continue to enhance our current product line and develop and introduce new products and services that keep pace with increasingly sophisticated customer requirements and the technological developments of our competitors. Our business and operating results could suffer if we cannot successfully respond to the technological advances of competitors, or if our new products or product enhancements and services do not achieve market acceptance.

Under our business plan, we are implementing a product strategy that unifies our software solutions under the aspenONE brand with differentiated aspenONE vertical solutions targeted at specific process industry segments. We cannot assure you that our product strategy will result in products that will meet market needs and achieve significant market acceptance. If we fail to introduce new products that meet the demands of our customers or our target markets, or if we fail to penetrate new vertical markets in the process industries, our revenue will likely grow at a slower rate than we anticipate and our financial condition could suffer.

Defects or errors in our software products could harm our reputation, impair our ability to sell our products and result in significant costs to us.

Our software products are complex and may contain undetected defects or errors. We have not suffered significant harm from any defects or errors to date, but we have from time to time found defects in our products and we may discover additional defects in the future. We may not be able to detect and correct defects or errors before releasing products. Consequently, we or our customers may discover defects or errors after our products have been implemented. We have in the past issued, and may in the future need to issue, corrective releases of our products to remedy defects or errors. The occurrence of any defects or errors could result in:

•                  lost or delayed market acceptance and sales of our products;

•                  delays in payment to us by customers;

•                  product returns;

•                  injury to our reputation;

•                  diversion of our resources;

•                  legal claims, including product liability claims, against us;

•                  increased service and warranty expenses or financial concessions; and

•                  increased insurance costs.

Defects and errors in our software products could result in an increase in service and warranty costs or claims for substantial damages against us.

We are subject to a number of lawsuits and disputes arising out of the conduct of our business.

We are subject to a number of lawsuits and disputes arising out of the conduct of our business. Resolution of these matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements, and we may be required to pay damage awards or settlements that could have a material adverse effect on our results of operations, cash flows and financial condition.

In March 2006, we settled class action litigation, including related derivative claims, arising out of our originally filed consolidated financial statements for fiscal 2000 through 2004, the accounting for which we restated in March 2005. Certain members of the class (representing 1,457,969 shares of common stock, or less than 1% of the shares putatively purchased during the class action period) opted out of the settlement and had the right to bring their own state or federal law claims against us, referred to as “opt-out” claims. Opt-out claims were filed on behalf of the holders of approximately 1.1 million of such shares. One of these actions was settled and three were dismissed. The claims in the remaining actions (described below) include claims against us and one or more of our former officers alleging securities and common law fraud, breach of contract, deceptive practices and/or rescissory damages liability, based on the restated results of one or more fiscal periods included in our restated consolidated financial statements referenced in the class action.

•                  Herbert G. and Eunice E. Blecker, et al. v. Aspen Technology, Inc., et al., filed in June 2006 in the Business Litigation Session of the Massachusetts Superior Court for Suffolk County and docketed as Civ. A. No. 06-2357-BLS1, was an opt-out claim asserted by persons who received 248,411 shares of our common stock in an acquisition. Fact discovery in this action closed in July 2008, and a non-jury trial was conducted in November 2009. In January 2010, the court issued its order granting judgment in our favor and dismissing the case. In February 2010, the plaintiffs filed a notice of appeal of the judgment.

•                  380544 Canada, Inc., et al. v. Aspen Technology, Inc., filed on February 15, 2007 in the federal district court for the Southern District of New York and docketed as Civ. A. No. 1:07-cv-01204-JFK in that court, is a claim asserted by persons who purchased 566,665 shares of our common stock in a private placement. Certain motions to dismiss filed by other defendants were resolved on May 5, 2009, and discovery is in process. The claims in the 380544 Canada action are for damages totaling at least $4.0 million, not including claims for attorneys’ fees. We plan to defend the 380544 Canada action vigorously.

We can provide no assurance as to the outcome of these cases or the likelihood of the filing of additional opt-out claims, and these claims may result in judgments against us for significant damages. Regardless of the outcome, such litigation has resulted in the past, and may continue to result in the future, in significant legal expenses and may require significant attention and resources of management, all of which could result in losses and damages that have a material adverse effect on our business.

We may be subject to significant expenses and damages because of pending liability claims and other claims related to our products and services.

The sale and implementation of certain of our software products and services, particularly in the areas of advanced process control and supply chain management, entail the risk of product liability claims and associated damages. Our software products and services are often integrated with our customers’ networks and software applications and are used in the design, operation and management of manufacturing and supply chain processes at large facilities, often for mission critical applications.

Any errors, defects, performance problems or other failures of our software could result in significant liability to us for damages or for violations of environmental, safety and other laws and regulations. Our software products and implementation services could give rise to warranty and other claims. We are unable to determine whether resolution of any of these matters will have a material adverse impact on our financial position, cash flows or results of operations, or, in many cases, reasonably estimate the amount of the loss, if any, that may result from the resolution of these matters.

Our agreements with customers generally contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions in our agreements may not be effective as a result of federal, foreign, state or local laws or ordinances or unfavorable judicial decisions. A substantial product liability judgment against us could materially and adversely harm our operating results and financial condition. Even if our software is not at fault, a product liability claim brought against us could be time-consuming, costly to defend and harmful to our operations.

Implementation of some of our products can be difficult and time-consuming, and customers may be unable to implement those products successfully or otherwise achieve all of the potential benefits of the products.

Some of our scheduling, production management and execution, and supply chain products must integrate with the existing computer systems and software programs of our customers. This process can be complex, time-consuming and expensive. As a result, some customers may have difficulty in implementing those products or be unable to implement them successfully or otherwise achieve the products’ potential benefits. Delayed or ineffective implementation of those software products or related services may limit our revenue or may result in customer dissatisfaction, harm to our reputation and customer unwillingness to pay the fees associated with these products.

We may suffer losses on fixed-price professional service engagements.

We undertake a portion of our professional service engagements on a fixed-price basis. Under these types of engagements, we bear the risk of cost overruns and inflation. In the past we have experienced cost overruns, which on occasion have been significant. Should the number of our fixed-price engagements increase in the future, we may experience additional cost overruns that could have a pronounced impact on our operating results.

Fluctuations in foreign currency exchange rates could result in declines in our reported revenue and operating results.

In fiscal 2009, 14% of our total revenue was denominated in a currency other than the U.S. dollar. In addition, certain of our operating costs incurred outside the United States are denominated in currencies other than the U.S. dollar. Our reported revenue and operating results are subject to fluctuations in foreign exchange rates. Foreign currency risk arises primarily from the net difference between non-U.S. dollar receipts from customers outside the United States and non-U.S. dollar operating costs for subsidiaries in foreign countries. Currently, our largest exposures to foreign exchange rates exist primarily with the Euro, Pound Sterling, Canadian dollar and Japanese Yen against the U.S. dollar. Over recent months, the value of foreign currencies against the U.S. dollar has fluctuated dramatically. Since late fiscal 2008, we have not entered into derivative financial instruments, such as forward currency exchange contracts, intended to manage the volatility of these market risks. We cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect our revenue and operating results. Any hedging policies we may implement in the future may not be successful, and the cost of those hedging techniques may have a significant negative impact on our operating results.

If we fail to comply or are deemed to have failed to comply, with our ongoing Federal Trade Commission, or FTC, consent decree, our business may suffer.

In December 2004, we entered into a consent decree with the FTC with respect to a civil administrative complaint filed by the FTC in August 2003 alleging that our acquisition of Hyprotech in May 2002 was anticompetitive in violation of Section 5 of the Federal Trade Commission Act and Section 7 of the Clayton Act. In July 2009, we announced that the FTC closed an investigation relating to the alleged violations of the decree, and issued an order modifying the consent decree, which became final in August 2009. We are subject to ongoing compliance obligations under the FTC consent decree. There is no assurance that the actions required by the FTC’s modified order and related settlement with Honeywell will not require significant attention and resources of management, which could have a material adverse effect on our business. Further, if we fail to comply, or are deemed to have failed to comply, with such consent decree, our business may suffer.

We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share.

We regard our software as proprietary. Our strategy is to rely on a combination of copyright, patent, trademark and trade secret laws in the United States and other jurisdictions, and to rely on license and confidentiality agreements and software security measures to further protect our proprietary technology and brand. We have obtained or applied for patent protection with respect to some of our intellectual property, but generally do not rely on patents as a principal means of protecting our intellectual property. We have registered or applied to register some of our trademarks in the United States and in selected other countries. We generally enter into non-disclosure agreements with our employees and customers, and historically have restricted third-party access to our software source code and licenses, which we regard as proprietary information. In certain cases, we have provided copies of source code to customers for the purpose of special product customization or have deposited copies of the source code in third-party escrow accounts as security for ongoing service and license obligations. In these cases, we rely on non-disclosure and other contractual provisions to protect our proprietary rights.

The steps we have taken to protect our proprietary rights may not be adequate to deter misappropriation of our technology or independent development by others of technologies that are substantially equivalent or superior to our technology. Our intellectual property rights may expire or be challenged, invalidated or infringed upon by third parties or we may be unable to maintain, renew or enter into new licenses on commercially reasonable terms. Any misappropriation of our technology or development of competitive technologies could harm our business and could diminish or cause us to lose the competitive advantages associated with our proprietary technology, and could subject us to substantial costs in protecting and enforcing our intellectual property rights and/or temporarily or permanently disrupt our sales and marketing of the affected products or services. The laws of some countries in which our products are licensed do not protect our intellectual property rights to the same extent as the laws of the United States. Moreover, in some non-U.S. countries, laws affecting intellectual property rights are uncertain in their applications, which can affect the scope of enforceability of our intellectual property rights.

Third-party claims that we infringe the intellectual property rights of others may be costly to defend or settle and could damage our business.

We cannot be certain that our software and services do not infringe issued patents, copyrights, trademarks or other intellectual property rights of third parties. Litigation regarding intellectual property rights is common in the software industry, and we may be subject to legal proceedings and claims from time to time, including claims of alleged infringement of intellectual property rights of third parties by us or our licensees concerning their use of our software products and integration technologies and services. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Because our software is integrated with our customers’ networks and business processes, as well as other software applications, third parties may bring claims of infringement against us, as well as our customers and other software suppliers, if the cause of the alleged infringement cannot easily be determined.

Claims of alleged infringement may have a material adverse effect on our business and may discourage potential customers from doing business with us on acceptable terms, if at all. Defending against claims of infringement may be time-consuming and may result in substantial costs and diversion of resources, including our management’s attention to our business. Furthermore, a party making an infringement claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software or require that we re-engineer some or all of our products. Claims of intellectual property infringement also might require us to enter costly royalty or license agreements. We may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Our business, operating results and financial condition could be harmed significantly if any of these events occurred, and the price of our common stock could be adversely affected. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. In addition, we have agreed, and may agree in the future, to indemnify certain of our customers against claims that our software infringes upon the intellectual property rights of others. Although we carry general liability insurance, our current insurance coverage may not apply to, and likely would not protect us from, liability that may be imposed under any of the types of claims described above.

If we are not successful in attracting, integrating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to establish and maintain a position of technology leadership in the highly competitive software market depends in large part upon our ability to attract, integrate and retain highly qualified managerial, sales, technical and accounting personnel. Competition for qualified personnel in the software industry is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Our future success will depend in large part on our ability to attract, integrate and retain a sufficient number of highly qualified personnel, and there can be no assurance that we will be able to do so.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from executing our business plan.

We expect that our current cash and cash equivalents and cash flows from operations will be sufficient to meet our anticipated cash needs for at least the next twelve months. We may need to obtain additional financing thereafter or earlier, however, if our current plans and projections prove to be inaccurate or our expected cash flows prove to be insufficient to fund our operations because of lower-than-expected revenue, fewer sales of installment receivable contracts, unanticipated expenses or other unforeseen difficulties.

Our ability to obtain additional financing will depend on a number of factors, including market conditions, our operating performance, the quality of our receivables, and the availability of capital in the credit markets. These factors may make the timing, amount, terms and conditions of any financing unattractive. If adequate funds are not available, or are not available on acceptable terms, we may have to forego strategic acquisitions or investments, reduce or defer our development activities or delay our introduction of new products and services.

Any additional capital raised through the sale of equity or convertible debt securities may dilute the existing stockholder percentage ownership of our common stock. Furthermore, any new securities we issue may have rights, preferences and privileges superior to our common stock. Capital raised through debt financings may require us to make periodic interest and principal payments and may impose potentially restrictive covenants on the conduct of our business.

Risks Related to Our Common Stock

Our stock price may be adversely affected as more shares of our common stock become available for resale upon, or following, this offering.

There may be negative pressure on our stock price as more shares of our common stock become available for resale as a consequence of this offering.

In addition, other shares of our common stock held by the selling stockholders and not included in this offering will be eligible for resale in the public market, subject to volume limitations pursuant to Rule 144 under the Securities Act, although each of the selling stockholders has agreed to certain restrictions on transfers of our common stock during the 90-day period following the date of this prospectus except with the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. We previously granted to the selling stockholders rights to require that we register up to all of those shares under the Securities Act, although the selling stockholders will not be able to request a registration in connection with an additional underwritten public offering for a period of 18 months following completion of this offering. Sales by the selling stockholders, or other holders of a large number of our shares, of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that those sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. Further, if a large number of shares of our common stock are sold in the public market after they become eligible for sale as a result of this offering, these sales could reduce the trading price of our common stock.

Following completion of this offering, the selling stockholders will continue to own a substantial portion of our capital stock and may have significant influence over our affairs.

Upon completion of this offering, the selling stockholders collectively will own 14,512,336 shares of common stock, or 15.7% of our outstanding common stock, based upon shares outstanding as of July 2, 2010, assuming no exercise of the underwriters’ overallotment option. In addition, two of our seven current directors previously were elected by the selling stockholders in their prior capacities as holders of shares of Series D-1 convertible preferred stock. As a result, the selling stockholders may exercise significant influence over corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:

•                  any amendment of our charter or bylaws;

•                  the approval of some mergers and other significant corporate transactions, including a sale of substantially all of our assets; or

•                  the defeat of any non-negotiated takeover attempt that might otherwise benefit the other stockholders.

Our common stock may experience substantial price and volume fluctuations.

The equity markets have from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, and those fluctuations often have been unrelated to the operating performance of particular companies. In addition, factors such our new aspenONE licensing model, our financial performance, announcements of technological innovations or new products by us or our competitors, and market conditions in the computer software or hardware industries, may have a significant impact on the market price of our common stock.

In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. This type of litigation against us could result in substantial liability and costs and divert management’s attention and resources.

Our corporate documents and provisions of Delaware law may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law, our charter and our by-laws contain provisions that might enable our management to resist a takeover of our company. These provisions include:

•                  limitations on the removal of directors;

•                  a classified board of directors, so that not all members of the board are elected at one time;

•                  advance notice requirements for stockholder proposals and nominations;

•                  the inability of stockholders to act by written consent or to call special meetings;

•                  the ability of the board to make, alter or repeal our by-laws; and

•                  the ability of the board to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions could:

•                  have the effect of delaying, deferring or preventing a change in control of our company or a change in our management that stockholders may consider favorable or beneficial;

•                  discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions; and

•                  limit the price that investors might be willing to pay in the future for shares of our common stock.

Item 9.01            Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description
10.1	Form of Aspen Technology, Inc. Executive Annual Incentive Bonus Plans FY11

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: August 4, 2010	By:	/s/ Frederic G. Hammond
Frederic G. Hammond
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Aspen Technology, Inc. Executive Annual Incentive Bonus Plans FY11